EXHIBIT 3.1

                             CHAPMAN AND CUTLER LLP
                             111 West Monroe Street
                             Chicago, Illinois 60603

                                February 20, 2008

Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York 10036


                Re: Van Kampen Unit Trusts, Municipal Series 676
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Ladies/Gentlemen:

         We have served as counsel for Van Kampen Unit Trusts, Municipal Series 676 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated February 20, 2008 (the "Trust Agreement") between Van Kampen Funds Inc., as depositor (the "Depositor"), Standard & Poor's Securities Evaluations, Inc., as evaluator, Van Kampen Asset Management, as supervisor, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited bonds listed in the schedules to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the trust (the "Trust") of said Fund (the "Units") created under said Trust Agreement.

         In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

     1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Trust of the Fund have been duly authorized; and


     2. The certificates evidencing the Units in the Trust of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trusts and the Depositor in accordance with the terms thereof and such Units, when issued and delivered in accordance with the Trust Agreement against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-148539) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                         Respectfully submitted,



                                                          CHAPMAN AND CUTLER LLP